Exhibit 4.1
AMENDMENT TO THIRD AMENDED AND RESTATED
RIGHTS AGREEMENT
     This Amendment to Third Amended and Restated Rights Agreement (the “Amendment”) by and between Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., a California corporation (the “Rights Agent”), is made and entered into as of October 28, 2010.
RECITALS
     WHEREAS, the Company and the Rights Agent are parties to the Third Amended and Restated Rights Agreement, dated as of August 23, 2007 (as so amended and restated, the “Rights Agreement”);
     WHEREAS, in connection with the Credit Agreement, dated as of October 28, 2010, between the Company and MSD Capital, L.P. or its affiliate (“MSD”), the Company is issuing to MSD warrants to purchase up to 6,000,000 shares of the Company’s common stock, par value $.01 per share, on a cashless exercise basis (the “Warrants”); and
     WHEREAS, the Company wishes to amend the Rights Agreement in certain respects such that the issuance of the Warrants to MSD does not cause MSD to become an “Acquiring Person”, as such term is defined in the Rights Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agree as follows:
     1. Section 1(a) of the Rights Agreement.
     (a) Section 1(a) of the Rights Agreement is hereby amended and restated to provide in its entirety as follows:
     “(a) A Person shall be deemed an “Acquiring Person” as set forth in subsections (i), (ii), (iii) and (iv) below:
          (i) Except as otherwise provided in subsection 1(a)(ii), (iii) or (iv) below, “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan.
          (ii) Notwithstanding the foregoing, except as set forth in subsections 1(a)(iii) and (iv) below, no Person shall be deemed to be an Acquiring Person either (A) as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares owned by such

          Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person, (B) if within five Business Days (as such term is hereinafter defined) after such Person would otherwise have become an Acquiring Person (but for the operation of this clause (B)), such Person notifies the Board of Directors of the Company that such Person did so and within two Business Days after such notification such Person is the Beneficial Owner of less than 15% of the outstanding Common Shares of the Company, or (C) if within ten Business Days (as such term is hereinafter defined) after the Company learns that such Person would otherwise have become an Acquiring Person (but for the operation of this clause (C)), the Company’s Board of Directors determines, by duly adopted resolution, that such Person should not be deemed an Acquiring Person and adopts and approves a supplement to this Agreement pursuant to Section 27 exempting such Person from being deemed an Acquiring Person, with such conditions, if any, that the Board of Directors deems appropriate.
          (iii) Notwithstanding the foregoing subsections 1(a)(i) and (ii), Mohnish Pabrai, together with his Affiliates and Associates (as such terms are hereinafter defined), shall not be deemed to be an Acquiring Person as long as he, together with his Affiliates and Associates, shall be the Beneficial Owner of less than the Pabrai Special Applicable Percentage of the Common Shares outstanding; provided, however, that he, together with his Affiliates and Associates, shall not be deemed to be an Acquiring Person as the result of any acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares owned by him, together with his Affiliates and Associates, to more than the then applicable Pabrai Special Applicable Percentage, but if thereafter he, together with his Affiliates and Associates, shall become the Beneficial Owner of any additional Common Shares, then he shall be deemed to be an Acquiring Person. At such time that Mohnish Pabrai, together with his Affiliates and Associates, becomes the Beneficial Owner of less than 15% of the Common Shares then outstanding, the exception and other provisions contained in this subsection 1(a)(iii) shall no longer apply, and subsections 1(a)(i) and (ii) shall apply to him, together with his Affiliates and Associates for purposes of determining whether he is an Acquiring Person. For purposes of this subsection 1(a)(iii), the “Pabrai Special Applicable Percentage” shall mean, initially, the percentage of Common Shares outstanding (but not more than 16.5%) on August 23, 2007, owned by Mohnish Pabrai, and shall be reduced (but never increased) from time to time as Mohnish Pabrai, together with his Affiliates, own less than the previously applicable Pabrai Special Applicable Percentage (whether as a result of the sale or other disposition of Common Shares or as a result of the Company’s issuance of additional Common Shares), until such time (if any) that Mohnish Pabrai, together with his Affiliates and Associates, owns less than 15% of the Common Shares then outstanding.
          (iv) Notwithstanding the foregoing subsections 1(a)(i) and (ii), MSD Capital, L.P. (“MSD”), together with its Affiliates and Associates (as such terms are hereinafter defined), shall not be deemed to be an Acquiring Person as long as MSD, together with its Affiliates and Associates, shall be the Beneficial Owner of less than the MSD Special Applicable Percentage of the Common Shares outstanding; provided, however, that MSD, together with its Affiliates and

Associates, shall not be deemed to be an Acquiring Person as the result of (A) any acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares owned by MSD, together with its Affiliates and Associates, to more than the then applicable MSD Special Applicable Percentage, (B) any anti-dilution or other adjustments to any convertible securities (including convertible notes and warrants) held by MSD which increase the proportionate number of Common Shares owned by MSD, together with its Affiliates and Associates, to more than the then applicable MSD Special Applicable Percentage and (C) MSD inadvertently becoming an Acquiring Person as the result of the acquisition of additional Common Shares and so notifies the Board of Directors of the Company within five business days and within two business days after such notice divests itself of such additional Common Shares. For purposes of this subsection 1(a)(iv), the “MSD Special Applicable Percentage” shall mean, initially, 22.2% (calculated based on the Common Shares outstanding on October 28, 2010, and the Common Shares Beneficially Owned by MSD, together with its Affiliates and Associates, on such date), and shall be reduced from time to time by any Common Shares which are no longer Beneficially Owned by MSD, together with its Affiliates and Associates.”
     2. Other Terms of the Rights Agreement. Except as otherwise provided in this Amendment, all other terms of the Rights Agreement shall remain in full force and effect. All references in the Rights Agreement to “this Agreement” shall be read as references to the Rights Agreement, as amended by this Amendment, but references to the date of the Rights Agreement shall remain references to August 23, 2007.
     3. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
     4 Choice of Law. The parties intend that the laws of the State of Delaware shall govern the validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the parties hereto, without regard to conflict of laws provisions.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of October 28, 2010.

Harvest Natural Resources, Inc.
Attest:

By:	/s/ Keith L. Head		By:	/s/ James A. Edmiston
	Name:	Keith L. Head		Name:	James A. Edmiston
	Title:	Vice President, General Counsel and Corporate Secretary		Title:	President and Chief Executive Officer

Wells Fargo Bank, N.A.
Attest:

By:	/s/ Steven J. Hoffman		By:	/s/ Martin J. Knapp
	Name:	Steven J. Hoffman		Name:	Martin J. Knapp
	Title:	Vice President		Title:	Assistant Vice President

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